April 1, 2020

Matthew J. Murphy
Chief Executive Officer
MARVELL TECHNOLOGY GROUP LTD
Canon   s Court
22 Victoria Street, Hamilton HM 12, Bermuda

       Re: MARVELL TECHNOLOGY GROUP LTD
           Registration Statement on Form S-3
           Filed March 23, 2020
           File No. 333-237335

Dear Mr. Murphy:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Erin Purnell at 202-551-3454 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing
cc:    Stewart McDowell